UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2015

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36332	20-1968197

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 761-4904

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information set forth below in Item 3.02 of this Form 8-K is incorporated herein by reference in its entirety.

Item 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

On January 14, 2015, Aldeyra Therapeutics, Inc. (“Aldeyra”) completed a private placement, pursuant to a Purchase Agreement dated as of January 12, 2015, for the issuance and sale of 1,113,080 shares of Aldeyra’s common stock, at a purchase price of $7.00 per share, to a number of institutional and other accredited investors, for gross proceeds of approximately $7.79 million. As part of the private placement, the investors received warrants to purchase up to 1,113,080 shares of Aldeyra’s common stock at an exercise price of $9.50 per share. The warrants do not include a net-exercise feature. The warrants will expire on January 14, 2018, three years after the date on which they are issued.

Prior to the expiration of the warrants, Aldeyra shall have the option, subject to the conditions set forth therein, to redeem all of the warrants then outstanding for $0.001 per share of common stock issuable upon exercise of the warrants provided that (i) there is an effective registration statement covering the resale of the shares issuable upon exercise of the warrants, (ii) the closing bid price of Aldeyra’s common stock for each of the 15 consecutive trading days prior to the date of the notice of redemption is at least $20.00, and (iii) the average trading volume Aldeyra’s common stock during such 15 consecutive trading day period is at least 50,000 shares per day. Following Aldeyra’s notification to the investors of its exercise of the redemption right under the warrants, each investor will have the option to exercise their warrants prior to the redemption date rather than having them redeemed.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by Aldeyra for working capital and general corporate purposes. At the closing of the private placement, Aldeyra paid Laidlaw & Company (UK) Ltd., the exclusive placement agent for the private placement, cash compensation of approximately $545,410.

Alderya has agreed, pursuant to the terms of a registration rights agreement with the investors, to (i) file a registration statement with respect to the resale of the shares of its common stock sold to the investors and shares of its common stock issuable upon exercise of the warrants with the SEC within the sooner of 75 days after the closing date; (ii) use its commercially reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the closing date (or 150 days in the event of a full review of the shelf registration statement by the SEC); and (iii) keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act of 1933, without the need for current public information or other restriction. If Alderya is unable to comply with any of the above covenants, it will be required to pay liquidated damages to the investors in the amount of 1% of the investors’ purchase price per month until such non-compliance is cured, with such liquidated damages payable in cash. If and to the extent the SEC imposes a registration cut-back on some or all of the shares to be included in the registration statement pursuant to Rule 415, no liquidated damages will apply to the cut-back shares until they can be registered.

The common stock, warrants and common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Copies of the warrant and registration rights agreement are filed herewith as Exhibits 4.4 and 10.43, and are incorporated herein by reference. The form of the Purchase Agreement was previously filed as Exhibit 10.42 to Alderya’s current report on Form 8-K dated January 12, 2015. The foregoing summary descriptions of the definitive agreements are qualified in their entirety by reference to the full texts of each of such exhibits.

On January 15, 2015, Aldeyra issued a press release announcing the closing of the private placement which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits – The following exhibits are filed as part of this report:

4.4	Form of Warrant to Purchase Common Stock of Aldeyra Therapeutics, Inc.

10.42	Form of Purchase Agreement dated January 12, 2015 (Filed as an exhibit to Aldeyra’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2015 and incorporated herein by reference.)

10.43	Form of Registration Rights Agreement, dated as of January 14, 2015

99.1	Press Release of Aldeyra Therapeutics, Inc. dated January 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd C. Brady, M.D., Ph.D.
Name: Todd C. Brady, M.D., Ph.D.
Title: President and Chief Executive Officer

Dated: January 15, 2015